Exhibit 99

OSG

Overseas Shipholding Group, Inc.	PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP PROVIDES FLEET ACTIVITY UPDATES

-- Approximately $387 Million in Total Proceeds from Asset Transactions in Q408 and Q109 --

NEW YORK, NY – January 27, 2009 – Overseas Shipholding Group, Inc. (OSG or the Company) (NYSE: OSG), a market leader providing global energy transportation services, today provided an update related to vessel deliveries, asset sales, sale/leasebacks and redeliveries. OSG seeks to balance its portfolio of vessels that are owned and chartered-in. Vessel sales and sale/leasebacks not only raise cash that can be redeployed or reinvested, sale/leaseback transactions are a mechanism to shift residual risk, providing for greater flexibility in uncertain market conditions.

Vessel sale and sale/leaseback transactions generated total proceeds of approximately $194 million in the fourth quarter of 2008 and are expected to generate approximately $193 million in the first quarter of 2009. These amounts, together with cash from operations and available credit, provide the Company with ample liquidity as it heads into 2009.

Vessel Sales and Sale Lease/back Transactions

On January 8, 2009, the sale of the Overseas Donna, a 2000-built VLCC, was completed. The sale generated proceeds of approximately $127.5 million and the Company will recognize a gain on vessel sale of approximately $77 million in the first quarter of 2009.

On January 6, 2009, the TI Africa, a 2002-built ULCC began conversion to an FSO (Floating Storage and Offloading) service vessel at Dubai Drydocks. In connection with the delivery of the vessel to the joint venture company formed between Euronav NV (EURONEXT BRUSSELS: EURN) and OSG, the joint venture made a drawdown under its credit facility and distributed $50 million to OSG on January 27, 2009. The sale of the TI Africa into the joint venture will generate a gain on vessel sale of approximately $52 million in the first quarter of 2009.

On December 16, 2008, the Overseas Everglades delivered. The 2008-built 113,000 dwt Aframax tanker was subsequently sold and bareboat chartered-back for 12 years. OSG has certain purchase options with respect to the vessel, which joined the Aframax International pool upon delivery. Total proceeds from the sale were approximately $64.5 million.

On November 7, 2008, OSG took delivery of the Overseas Palawan, a 2008-built 74,000 dwt coated Panamax Product Carrier (LR1). The vessel was sold and bareboat chartered-back for 12 years. OSG has certain purchase options with respect to the vessel. Total proceeds from the sale were approximately $65.5 million.

Vessel Deliveries

On January 20, 2009, OSG took delivery of the Blue Emerald, a 51,000 dwt International Flag Handysize Product Carrier. The vessel has been time chartered-in for three years and joined OSG’s Clean Products International commercial pool.

On January 4, 2009, OSG took delivery of the Overseas Yellowstone, a 2009-built 114,000 dwt owned Aframax.

Vessel Redeliveries

Two 1989-built non-double hull product carriers redelivered, the Overseas Delphina on January 5, 2009 and the Overseas Vega on January 8, 2009. An additional nine non-double hull product carriers redeliver in July 2009 in connection with the product carrier fleet renewal program.

Charter-in Cancellations

On January 5, 2009, OSG cancelled time charter-in obligations on two Suezmaxes that were scheduled to deliver in the first quarter of 2009. The cancellations were due to delayed deliveries, with no penalty to OSG, and reduced the Company’s minimum time charter-in commitments by approximately $75 million. OSG remains committed to expand opportunistically its Suezmax segment over time.

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ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

CONTACT

Jennifer L. Schlueter

Vice President, Investor Relations & Corporate Communications

OSG Ship Management, Inc.

E-mail: jschlueter@osg.com

Tel: (212) 578-1634